January 25, 2004

Attn: Mr. E. L. Hunsaker III

Scoonover Exploration LLC

PO Box 2021

Elko, Nevada 89803

Dear Mr. Hunsaker:

This Letter of Intent (“LOI”) sets out the terms under which Golden Patriot, Corp. ("GPTC") will acquire 100% ownership of the unpatented mining claims and the net smelter royalties (“NSR”) owned by Scoonover Exploration LLC (“Scoonover”) throughout the five properties listed in Exhibit “A” in exchange for 1,000,000 common shares of  GPTC and US$10,000.

The following terms of this Letter of Intent are agreed by GPTC and Scoonover:

1.

Scoonover shall sell 100% ownership of the unpatented mining claims and the NSR it owns on the five properties listed in Exhibit “A” to GPTC;

2.

Scoonover shall assign the agreement for the leased unpatented and patented claims at Dun Glen to GPTC;

3.

In consideration for the acquisition, GPTC shall pay Scoonover US$10,000 and issue Scoonover 1,000,000 shares of GPTC’s $0.001 par value common stock in a transaction which shall be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, which will cause those shares to be “restricted securities” and, as a result, Scoonover acknowledges and agrees that the disposition of those shares by Scoonover shall be subject to the provisions of Rule 144;

4.

Payment for the acquisition is due upon closing;

5.

Closing of this transaction is dependent on both parties entering into a formal acquisition agreement, GPTC receiving approval of the transaction from its board of directors and Scoonover obtaining any necessary ratifications from its shareholders;

6.

This LOI will terminate thirty (30) days from the date of execution if all  formal documentation has not been obtained unless mutually extended by both parties;

7.

Both parties acknowledge this to be a related party transaction in that E. L. Hunsaker III is a director and principal shareholder of Scoonover as well as being a director of and consultant to GPTC;

      8.

In the event any part of this LOI, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining portion this LOI, which remaining portion shall remain in full force and effect as if this LOI had been executed with the invalid portion or subject matter thereof eliminated.  It is hereby declared the intention of the parties that they would have executed the remaining portion this LOI without including any such part, parts, portion or subject matter which, for any reasons, may be hereafter determined to be invalid.

9.

This LOI shall be deemed to have been entered into in the City of Vancouver, Province of British Columbia, and all questions concerning the validity, interpretation, or performance of any of the terms, conditions and provisions of this LOI and formal acquisition agreement, or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the Province of British Columbia, without regard to conflicts of law principles.  Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this LOI, and formal acquisition agreement, shall be litigated in courts having situs within the City of Vancouver, Province of British Columbia.  No claim, demand, action, proceeding, litigation, hearing, motion or lawsuit resulting from or with respect to this LOI, and formal acquisition agreement, shall be commenced or prosecuted in any jurisdiction other than the Province of British Columbia, and any judgment, determination, finding or conclusion reached or rendered in any other jurisdiction shall be null and void.  Each party hereby consents expressly to the jurisdiction of any court located within the Province of British Columbia and consents that any service of process in such action or proceeding may be made by personal service upon such party wherever such party may be then located, or by certified or registered mail directed to such party at such party's last known address.

Sincerely,

GOLDEN PATRIOT, CORP.

/s/ Conrad Clemiss

Conrad Clemiss

President, Director

The foregoing consideration, terms and conditions are agreed this 4th day of February, 2004:

Scoonover Exploration LLC

Per:

/s/ E.L. Hunsaker III

Authorized Signatory

Exhibit “A”

Scoonover Exploration LLC  (a Nevada Corporation since 1999)

P.O. Box 2021

Elko, Nevada 89803

Details for Sale to Golden Patriot Corporation

Assets

Property

Description

NSR

Lessor/Quit Claimant

Dun Glen

Unpatented Mining Claims and Leases

2.5%

Golden Patriot, Corp.

Debut

Unpatented Mining Claims

2.5%

Golden Patriot, Corp

SMH

Unpatented Mining Claims

2.5%

McNab Creek Gold Corporation

Roxy

Unpatented Mining Claims

2.5%

McNab Creek Gold Corporation

Gold View

Unpatented Mining Claims (76 GV claims)

2.5%

Golden Patriot, Corp.